Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-167413, 333-167413-01 and 333-167413-02

PRICING TERM SHEET DATED JUNE 5, 2012

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2012-3)

$800,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2012-3)
CUSIP	254683AV7
Principal Amount	$800,000,000
Interest Rate	Interpolated swaps plus 0.20%
Expected Maturity Date	May 15, 2015
Weighted Average Life	2.92 years
Legal Final Maturity Date	November 15, 2017
Pricing Date	June 5, 2012
Settlement Date	June 13, 2012
1st Interest Payment Date	July 16, 2012
Underwriters	Barclays Capital Inc.	$114,500,000
	J.P. Morgan Securities LLC	$114,500,000
	Credit Suisse Securities (USA) LLC	$114,200,000
	Goldman, Sachs & Co.	$114,200,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$114,200,000
	Mitsubishi UFJ Securities (USA), Inc.	$114,200,000
	RBC Capital Markets, LLC	$114,200,000
Underwriting Discounts and Commissions	0.25000%
Underwriting Concessions	0.15000%
Underwriting Reallowance	0.07500%
Price to Public	[•]%
Proceeds to Discover Card Execution Note Trust	[•]%
Estimate of Expenses	$610,000
Minimum Principal Receivables Balance [1,2]	$23,387,055,348.39
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$8,992,404,723.81
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	27. 77%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2012-3) and Class A(2012-4) notes.

[2]	As of June 5, 2012, after giving effect to the issuance of the Class A(2012-3) and Class A(2012-4) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-167413, 333-167413-01 and 333-167413-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for the Class A(2012-3) and Class A(2012-4) DiscoverSeries notes filed pursuant to Rule 424(b) on June 4, 2012, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

Update: In Annex I of the preliminary prospectus, the Expected Maturity Date and Legal Maturity Date for the Class A(2010-C) Notes are June 16, 2014 and December 15, 2016, respectively.

PRICING TERM SHEET DATED JUNE 5, 2012

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2012-4)

$650,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2012-4)
CUSIP	254683AW5
Principal Amount	$650,000,000
Interest Rate	One-month LIBOR plus 0.37%
Expected Maturity Date	May 15, 2017
Weighted Average Life	4.92 years
Legal Final Maturity Date	November 15, 2019
Pricing Date	June 5, 2012
Settlement Date	June 13, 2012
1st Interest Payment Date	July 16, 2012
Underwriters	Barclays Capital Inc.	$93,000,000
	J.P. Morgan Securities LLC	$93,000,000
	Credit Suisse Securities (USA) LLC	$92,800,000
	Goldman, Sachs & Co.	$92,800,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$92,800,000
	Mitsubishi UFJ Securities (USA), Inc.	$92,800,000
	RBC Capital Markets, LLC	$92,800,000
Underwriting Discounts and Commissions	0.27500%
Underwriting Concessions	0.16500%
Underwriting Reallowance	0.08250%
Price to Public	100.00%
Proceeds to Discover Card Execution Note Trust	$648,212,500
Estimate of Expenses	$620,000
Minimum Principal Receivables Balance [1,2]	$23,387,055,348.39
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$8,992,404,723.81
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	27. 77%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2012-3) and Class A(2012-4) notes.

[2]	As of June 5, 2012, after giving effect to the issuance of the Class A(2012-3) and Class A(2012-4) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-167413, 333-167413-01 and 333-167413-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for the Class A(2012-3) and Class A(2012-4) DiscoverSeries notes filed pursuant to Rule 424(b) on June 4, 2012, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

Update: In Annex I of the preliminary prospectus, the Expected Maturity Date and Legal Maturity Date for the Class A(2010-C) Notes are June 16, 2014 and December 15, 2016, respectively.